UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2013

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0971239
(State of Incorporation)	(IRS Employer Identification No.)
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
(Address of Principal Executive Offices and Zip Code)
(414) 358-6600
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On September 12, 2013, Brady Corporation (the "Company") issued a press release announcing its fiscal 2013 fourth quarter financial results. A copy of the press release announcing the fourth quarter financial results is being furnished to the Securities and Exchange Commission as Exhibit 99.1 attached hereto and is incorporated herein by reference.

Item 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 11, 2013, the Company's Board of Directors approved a restructuring plan to consolidate facilities in North America, Europe and Asia. The Company is implementing the restructuring action to improve efficiency of operations, reduce operating expenses and enhance customer service. In connection with the restructuring action, the Company expects to incur pre-tax charges of approximately $30 million, substantially all of which are expected to be incurred during fiscal 2014. The charges include employee severance costs of approximately $13 million, facility shut-down costs and lease termination costs of approximately $12 million, and non-cash asset write-offs of approximately $5 million. Cash expenditures for these restructuring activities are expected to be approximately $25 million and are being funded with cash generated from operations. The Company expects the restructuring actions to be substantially complete by the end of fiscal 2014.

Item 2.06	MATERIAL IMPAIRMENTS

On September 10, 2013, the Company concluded that under generally accepted accounting principles a material charge of approximately $204 million for impairment of goodwill and other long-lived assets within its Workplace Safety Americas and Identification Solutions APAC reporting units will be recorded in the Company's fourth fiscal quarter ended July 31, 2013. This non-cash impairment charge does not impact the Company's future cash flow, liquidity, or compliance with its debt covenants in various agreements.

WPS Americas

Since the global economic recession in fiscal 2009, organic growth within the WPS Americas reporting unit has been difficult to achieve, especially within mature markets such as the U.S. and Canada where business-to-business transactions over the internet are more advanced than many of the European and Australian markets. With the acceleration of the internet in the business-to-business market, competition and pricing pressure have intensified. As a result, organic sales declined by approximately 7% and segment profit declined by nearly 20% during fiscal 2013 compared to fiscal 2012.

The Company is modifying its strategy within the WPS platform, which includes investments in the following: enhanced digital capabilities, expanded product offerings, enhanced industry-specific expertise, and adjusting its pricing strategies. Although management believes the strategy modifications will improve organic sales and profitability of the WPS segment in future years, there is risk associated with any strategy. As such, the Company's annual goodwill impairment test performed as of May 1, 2013, resulted in an impairment of approximately $173 million in goodwill and approximately $10 million in indefinite-lived tradenames during the three months ended July 31, 2013.

IDS APAC

The IDS APAC reporting unit had goodwill of approximately $18 million at the annual impairment assessment date. Although sales grew within this reporting unit from 2012 to 2013, profit declined, and neither were as high as anticipated. Projections for the business were not sufficient to support the balance of goodwill remaining within the reporting unit, and the Company concluded that the annual goodwill impairment test resulted in an impairment of approximately $18 million in goodwill and approximately $3 million in fixed assets during the three months ended July 31, 2013.

Item 8.01	OTHER EVENTS

Director Compensation

On September 11, 2013, the Company's Board of Directors approved an annual stock-based compensation award of 4,250 time-based stock options and 1,450 shares of unrestricted stock for each non-management Director effective September 20, 2013.

Increase in Annual Dividend

On September 11, 2013, the Company announced that its Board of Directors had increased the annual cash dividend on its Class A Common Stock from $0.76 to $0.78 per share. A quarterly dividend in the amount of $0.195 per share will be paid on October 31, 2013, to shareholders of record as of the close of business on October 10, 2013. A copy of the press release regarding the dividend is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit
99.1	Press Release of Brady Corporation, dated September 12, 2013, relating to fourth quarter fiscal 2013 financial results.
99.2	Press Release of Brady Corporation, dated September 11, 2013, relating to increase in quarterly dividend.
99.3	Informational slides provided by Brady Corporation, dated September 12, 2013, relating to fourth quarter fiscal 2013 financial results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION

Date: September 12, 2013

/s/ Thomas J. Felmer
Thomas J. Felmer
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release of Brady Corporation, dated September 12, 2013, relating to fourth quarter fiscal 2013 financial results.
99.2	Press Release of Brady Corporation, dated September 11, 2013, relating to increase in quarterly dividend.
99.3	Informational slides provided by Brady Corporation, dated September 12, 2013, relating to fourth quarter fiscal 2013 financial results.